Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Contact: Holly Burkhart TIBCO Software Inc. (650) 846-8463 hburkhart@tibco.com	Investor Contact: Michael Magaro TIBCO Software Inc. (650) 846-1491 mmagaro@tibco.com

TIBCO COMPLETES ACQUISITION OF SPOTFIRE

PALO ALTO, Calif., June 6, 2007—TIBCO Software Inc. (NASDAQ: TIBX) today announced that it has completed its acquisition of Spotfire Holdings, Inc., a privately held software company headquartered in Somerville, Mass. with more than 200 employees. With the completion of this transaction, Spotfire will operate as a division within TIBCO.

The Spotfire acquisition is a natural extension of TIBCO’s Predictive Business strategy, by offering customers next-generation business intelligence solutions for radically faster data access and delivery. Combining real-time infrastructure software with enterprise analytics allows TIBCO to deliver the industry’s most complete real-time and event-driven software to businesses today.

Spotfire provides an interactive, visual approach to data analysis that puts the power to ask and answer questions on demand directly into the hands of a wide range of business professionals. Unlike current first generation business intelligence systems, the Spotfire Enterprise Analytic platform is architected to deliver a radically faster experience and one that is infinitely more adaptable to multiple industries and business processes.

Spotfire has over 800 active customers, including global leaders such as AMD, Boehringer Ingleheim, Chevron, Merck, Pfizer, Shell, Texas Instruments, Toshiba and Unilever.

For more information about TIBCO, go to www.tibco.com. For more information about Spotfire, go to www.spotfire.com.

About TIBCO

TIBCO Software Inc. (NASDAQ:TIBX) provides enterprise software that helps companies achieve service-oriented architecture (SOA) and business process management (BPM) success. With over 3,000 customers, TIBCO has given leading organizations around the world better awareness and agility—what TIBCO calls The Power of Now®. To learn more, contact TIBCO at +1 650-846-1000 or on the Web at www.tibco.com.

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TIBCO, The Power of Now, and TIBCO Software are trademarks or registered trademarks of TIBCO Software Inc. in the United States and/or other countries. Spotfire is a trademark or registered trademark of Spotfire, Inc. in the United States and/or other countries. All other product and company names and marks mentioned in this document are the property of their respective owners and are mentioned for identification purposes only.